Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 24, 2023. GS Finance Corp. $ Autocallable Basket-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (36% weighting), TOPIX (26% weighting), the FTSE® 100 Index (17% weighting), the Swiss Market Index (12% weighting) and the S&P/ASX 200 Index (9% weighting). The notes will mature on the stated maturity date (expected to be the second scheduled business day after the determination date), unless they are automatically called on any call observation date commencing approximately 12 months after the trade date.

The initial basket level is 100 and the closing level of the basket on any call observation date and on the determination date (expected to be between 36 and 39 months following the trade date), as applicable, will equal the sum of the products, as calculated for each basket index, of: (i) its closing level on the applicable call observation date or determination date, as applicable, divided by (ii) its initial level (set on the trade date and will be an intra-day level or the closing level of such basket index on the trade date) multiplied by (iii) its initial weighted value.

Your notes will be automatically called on a call observation date if the closing level of the basket on such date is greater than or equal to the initial basket level, resulting in a payment on the corresponding call payment date for each $1,000 face amount of your notes equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. The call observation dates, the call payment dates and the applicable call premium amount for each call payment date are specified on page PS-5 of this pricing supplement.

If the final basket level on the determination date is greater than or equal to the initial basket level, the return on your notes will be positive and for each $1,000 face amount of your notes you will receive the greater of (i) the threshold settlement amount (expected to be between $1,279.3 and $1,327.6 (set on the trade date)) and (ii) the $1,000 face amount plus the product of $1,000 times the basket return. If the final basket level declines by up to 10% from the initial basket level, you will receive the face amount of your notes.

If the final basket level declines by more than 10% from the initial basket level, the return on your notes will be negative and you will lose approximately 1.1111% of the face amount of your notes for every 1% that the final basket level has declined below 90% of the initial basket level. You could lose a significant portion of the face amount of your notes.

If your notes are not automatically called on any call observation date, we will calculate the basket return, which is the percentage increase or decrease in the closing level of the basket on the determination date (the final basket level) from the initial basket level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the basket return is positive or zero (the final basket level is greater than or equal to the initial basket level), the greater of (i) the threshold settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the basket return;
•
if the basket return is negative but not below -10% (the final basket level is less than the initial basket level but not by more than 10%), $1,000; or
●
if the basket return is negative and is below -10% (the final basket level is less than the initial basket level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate of approximately 111.11% times (b) the sum of the basket return plus 10% times (c) $1,000. You will receive less than the face amount of your notes.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket indices with lesser weights.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $925 and $955 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	, 2023	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. dated , 2023.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $925 and $955 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $1,000 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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General terms supplement no. 8,999 dated February 13, 2023
●
Underlier supplement no. 33 dated February 23, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40057RYB8 / US40057RYB85

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Basket underliers (each individually, a basket underlier): the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”), TOPIX (current Bloomberg symbol: “TPX Index”), the FTSE® 100 Index (current Bloomberg symbol: “UKX Index”), the Swiss Market Index (current Bloomberg symbol: “SMI Index”) and the S&P/ASX 200 Index (current Bloomberg symbol: “AS51 Index”), or, in each case, any successor basket underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Face amount: $ in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●
if the final basket level is greater than or equal to the initial basket level, the greater of (i) the threshold settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (b) the basket return; or
●
if the final basket level is less than the initial basket level but greater than or equal to the buffer level, $1,000; or
●
if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the basket return plus the buffer amount.

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the applicable call premium amount specified under “— Call observation dates” below

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of the basket is greater than or equal to the initial basket level

Initial basket level: 100

Closing level of the basket: on any call observation date or the determination date, the sum of, for each of the basket underliers: the product of (i) the quotient of (a) the closing level of such basket underlier on such date divided by (b) the initial basket underlier level of such basket underlier times (ii) the initial weighted value of such basket underlier, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below

Final basket level: the closing level of the basket on the determination date, except in the limited circumstances described under “— Consequences of a market disruption event or non-trading day” below

Threshold settlement amount (set on the trade date): expected to be between $1,279.3 and $1,327.6

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Buffer level: 90% of the initial basket level

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Buffer amount: 10%

Initial weighted value: for each basket underlier, its initial weight in the basket set forth below multiplied by the initial basket level, all as set forth below:

Basket Underlier	Initial Weight in the Basket	Initial Weighted Value
EURO STOXX 50® Index	36%	36
TOPIX	26%	26
FTSE® 100 Index	17%	17
Swiss Market Index	12%	12
S&P/ASX 200 Index	9%	9

Initial basket underlier level (in each case, set on the trade date and an intra-day level or the closing level of the basket underlier on the trade date):

•
with respect to the EURO STOXX 50® Index, ;
•
with respect to TOPIX, ;
•
with respect to the FTSE® 100 Index, ;
•
with respect to the Swiss Market Index, ; and
•
with respect to the S&P/ASX 200 Index,

Call premium amount (set on the trade date): with respect to any call payment date, the applicable call premium amount specified in the table set forth under “— Call observation dates” below

Trade date:

Original issue date (set on the trade date): expected to be the fifth scheduled business day following the trade date

Determination date (set on the trade date): a specified date that is expected to be between 36 and 39 months following the trade date, unless the calculation agent determines that a market disruption event with respect to a basket underlier occurs or is continuing on such day or such day is not a trading day with respect to a basket underlier. In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each of the basket underliers will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the dates on which the levels of one or more basket underliers are determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket underlier, that day will nevertheless be the determination date.

Stated maturity date (set on the trade date): a specified date that is expected to be the second scheduled business day following the determination date, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates (set on the trade date): expected to be the dates specified as such in the table below, commencing approximately 12 months after the trade date, unless the calculation agent determines that a market disruption event with respect to a basket underlier occurs or is continuing on such day or such day is not a trading day with respect to a basket underlier. In that event, such call observation date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled call observation date, each basket underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each of the basket underliers will be determined on or prior to the postponed call observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the call observation date may differ from the dates on which the levels of one or more basket underliers are determined for the purpose of the calculations to be performed on the call observation date.) In no event, however, will the call observation date be postponed to a date later than the originally scheduled corresponding call payment date or, if the originally scheduled corresponding call payment date is not a business day, later than the first business day after such originally scheduled call payment date. On such last possible call observation date applicable to the relevant call payment date, if a market disruption event occurs or is continuing with respect to a basket underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket underlier, that day will nevertheless be the call observation date.

Call Observation Dates	Call Payment Dates	Call Premium Amount*
, 2024	, 2024	9.31% – 10.92%
, 2025	, 2025	18.62% - 21.84%

* the applicable call premium amount will be set on the trade date

Call payment dates (set on the trade date): expected to be the second scheduled business day after each call observation date, which call payment dates are specified as such in the table set forth under “— Call observation dates” above, or, if such day is not a business day, the next succeeding business day. If a call observation date is postponed as described under “— Call observation dates” above, the related call payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled call observation date to and including the actual call observation date.

Closing level: with respect to a basket underlier, on any trading day, the official closing level of such basket underlier or any successor basket underlier published by the basket underlier sponsor on such trading day for such basket underlier

Trading day: (i) with respect to the EURO STOXX 50® Index, a day on which such basket underlier is calculated and published by the basket underlier sponsor and (ii) with respect to TOPIX, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index, a day on which the respective principal securities markets for all of the basket underlier stocks are open for trading, the basket underlier sponsor is open for business and such basket underlier is calculated and published by the basket underlier sponsor

Successor basket underlier: with respect to a basket underlier, any substitute basket underlier approved by the calculation agent as a successor basket underlier as provided under “— Discontinuance or modification of a basket underlier” below

Basket underlier sponsor: with respect to a basket underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such basket underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any basket underlier sponsor or any affiliate thereof and no basket underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Basket underlier stocks: with respect to a basket underlier, at any time, the stocks that comprise such basket underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to a basket underlier:

●
a suspension, absence or material limitation of trading in basket underlier stocks constituting 20% or more, by weight, of the basket underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●
a suspension, absence or material limitation of trading in option or futures contracts relating to the basket underlier or to basket underlier stocks constituting 20% or more, by weight, of such basket underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
●
basket underlier stocks constituting 20% or more, by weight, of the basket underlier, or option or futures contracts, if available, relating to a basket underlier or to basket underlier stocks constituting 20% or more, by weight, of the basket underlier do not trade on what were the respective primary markets for those basket underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●
a decision to permanently discontinue trading in option or futures contracts relating to a basket underlier or to any basket underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier stock is traded, or on which option or futures contracts relating to a basket underlier or a basket underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier stock or in option or futures contracts, if available, relating to a basket underlier or a basket underlier stock in the primary market for that stock or those contracts, by reason of:

●
a price change exceeding limits set by that market,
●
an imbalance of orders relating to that basket underlier stock or those contracts, or
●
a disparity in bid and ask quotes relating to that basket underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one basket underlier will not, by itself, constitute a market disruption event for any unaffected basket underlier.

Consequences of a market disruption event or a non-trading day: If a market disruption event with respect to any basket underlier occurs or is continuing on a day that would otherwise be a call observation date or the determination date, or such day is not a trading day, then the call observation date or the determination date, as applicable, will be postponed as described under “— Call Observation Dates” or “— Determination Date” above. As a result of any of the foregoing, the call payment date or stated maturity date for your notes may also be postponed, as described under “— Call Payment Dates” or “ — Stated Maturity Date” above. If any call observation date or the determination date is postponed due to a market disruption event or non-trading day with respect to one or more of the basket underliers, the closing level of the basket for any postponed call observation date or the postponed determination date, as applicable, will be calculated based on (i) the closing level of each of the basket underliers that is not affected by the market disruption event or non-trading day, if any, on originally scheduled call observation date or the originally scheduled determination date, (ii) the closing level of each of the basket underliers that is affected by the market disruption event or non-trading day on the first trading day following the originally scheduled call observation date or originally scheduled determination date on which no market disruption event exists for that basket underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the closing level of each basket underlier on the last possible postponed call observation date or determination date, with respect to each basket underlier as to which a market disruption event or non-trading day continues through the last possible postponed call observation date or determination date. As a result, this could result in the closing level of differing basket underliers being determined on different calendar dates. For the avoidance of doubt, once the closing level for one or more basket underliers is determined for the call observation date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of a basket underlier: If a basket underlier sponsor discontinues publication of a basket underlier and such basket underlier sponsor or any other person or entity publishes a substitute basket underlier that the calculation agent determines is comparable to such basket underlier and approves as a successor basket underlier, or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the amount payable on the call payment date or the amount in cash on the stated maturity date, as applicable, by reference to such successor basket underlier.

If the calculation agent determines that the publication of a basket underlier is discontinued and there is no successor basket underlier, the calculation agent will determine the amount payable on the applicable call payment date or on the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket underlier.

If the calculation agent determines that (i) a basket underlier, the basket underlier stocks comprising such basket underlier or the method of calculating such basket underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the basket underlier or the basket underlier stocks and whether the change is made by the basket underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the basket underlier by the basket underlier sponsor pursuant to the then-current basket underlier methodology of the basket underlier or (ii) there has been a split or reverse split of the basket underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such basket underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such basket underlier used to determine the amount payable on a call payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the basket underliers.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical closing levels of the basket on a call observation date and the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the amount of cash payable on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the closing level of the basket will be on a call observation date or on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be. If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Initial basket level	100
Call premium amount

the applicable call premium amount for each call payment date is specified on page PS-5 of this pricing supplement and assumes a call premium amount for such call payment date set at the bottom of the call premium amount range

Threshold settlement amount	$1,279.3
Buffer level	90% of the initial basket level
Buffer rate	approximately 111.11%
Buffer amount	10%

The notes are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on any originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any of the basket underlier stocks or the method by which any of the basket underlier sponsors calculates any basket underlier
Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

Moreover, we have not yet set the initial basket underlier levels of the basket underliers that will serve as the baselines for determining the basket return and the amount, if any, that we will pay on your notes, if any, on a call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial basket underlier levels of the basket underliers may differ substantially from their levels prior to the trade date and may be higher or lower than the actual closing level of the basket underliers on that date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable on a call payment date or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

Hypothetical Payment on a Call Payment Date

The examples below show hypothetical payments that we would pay on a call payment date with respect to each $1,000 face amount of the notes if the closing level of the basket is greater than or equal to the initial basket level on the applicable call observation date.

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the basket is greater than or equal to the initial basket level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the basket on the first call observation date were determined to be 120% of the initial basket level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 109.31% of the face amount of your notes or $1,093.1 for each $1,000 of the face amount of your notes.

If, for example, the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of the basket is less than the initial basket level and on the second call observation date the closing level of the basket is greater than or equal to the initial basket level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the basket on the second call observation date were determined to be 140% of the initial basket level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 118.62% of the face amount of your notes or $1,186.2 for each $1,000 of the face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not automatically called on any call observation date (i.e., on each of the call observation dates the closing level of the basket is less than the initial basket level), the amount in cash we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the basket on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	200.000%
175.000%	175.000%
127.930%	127.930%
125.000%	127.930%
100.000%	127.930%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
89.999%	99.999%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the notes have not been automatically called on a call observation date and the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final basket underlier levels of the basket underliers, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final basket underlier levels for each basket underlier, in each case expressed as a percentage of its initial basket underlier level. The amounts in Column B represent the applicable initial weighted value for each basket underlier, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the initial basket level and the cash settlement amount is greater than the threshold settlement amount.

	Column A	Column B	Column C
Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	160.00%	36.00	57.60
TOPIX	160.00%	26.00	41.60
FTSE® 100 Index	160.00%	17.00	27.20
Swiss Market Index	160.00%	12.00	19.20
S&P/ASX 200 Index	160.00%	9.00	14.40

		Final Basket Level:	160.00
		Basket Return:	60.00%

In this example, the hypothetical final basket underlier levels for all of the basket underliers are greater than the applicable initial basket underlier levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 160, the hypothetical cash settlement amount for each $1,000 face amount of your notes will be greater than the threshold settlement amount and will equal:

Cash settlement amount = $1,000 + ($1,000 × 60%) = $1,600

Example 2: The final basket level is greater than the initial basket level and the cash settlement amount equals the threshold settlement amount.

	Column A	Column B	Column C

Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	110.00%	36.00	39.60
TOPIX	110.00%	26.00	28.60
FTSE® 100 Index	110.00%	17.00	18.70
Swiss Market Index	110.00%	12.00	13.20
S&P/ASX 200 Index	110.00%	9.00	9.90

		Final Basket Level:	110.00
		Basket Return:	10.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100%. Since the hypothetical final basket level of 110.00 is greater than the initial basket level of 100%, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the threshold settlement amount, or $1,279.3.

Example 3: The final basket level is less than the initial basket level but greater than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C
Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	95.00%	36.00	34.20
TOPIX	95.00%	26.00	24.70
FTSE® 100 Index	95.00%	17.00	16.15
Swiss Market Index	95.00%	12.00	11.40
S&P/ASX 200 Index	95.00%	9.00	8.55

		Final Basket Level:	95.00
		Basket Return:	-5.00%

In this example, all of the hypothetical final basket underlier levels for the basket underliers are less than the applicable initial basket underlier levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 95.00 is greater than the buffer level of 90% of the initial basket level but less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 4: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C
Basket Underlier	Hypothetical Final Basket Underlier Level (as Percentage of Initial Basket Underlier Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	30.00%	36.00	10.80
TOPIX	100.00%	26.00	26.00
FTSE® 100 Index	100.00%	17.00	17.00
Swiss Market Index	120.00%	12.00	14.40
S&P/ASX 200 Index	120.00%	9.00	10.80
		Final Basket Level:	79.00
		Basket Return:	-21.00%

In this example, the hypothetical final basket underlier level of the EURO STOXX 50® Index is less than its initial basket underlier level, while the hypothetical final basket underlier levels of the FTSE® 100 Index and TOPIX are equal to their applicable initial basket underlier levels and the hypothetical final basket underlier levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable initial basket underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the buffer level of 90% of the initial basket level even though the FTSE® 100 Index and TOPIX remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 79.00 is less than the buffer level of 90% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 111.11% × (-21.00% + 10%)) = $877.78

The amounts shown above are entirely hypothetical; they are based on market prices for the basket underlier stocks that may not be achieved on a call observation date or the determination date, as the case may be, and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-17.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the basket on a call observation date or the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, on a call payment date or at maturity and the rate of return on the offered notes will depend on the actual initial basket underlier level of each basket underlier, call premium amount and maturity date premium amount, which we will set on the trade date, and whether the notes are automatically called and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the call payment date or the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 33 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 33 and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Basket at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be

The amount in cash you will receive on a call payment date, if any, will be paid only if the closing level of the basket on the applicable call observation date is greater than or equal to the initial basket level. Therefore, the closing level of the basket on dates other than the call observation dates will have no effect on any amount paid in respect of your notes on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date will be based on the closing level of the basket on the determination date. Therefore, for example, if the closing level of the basket dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the basket prior to such drop. Although the actual closing level of the basket on the call payment dates, stated maturity date or at other times during the life of the notes may be higher than the closing level of the baket on the call observation dates or the determination date, you will not benefit from the closing levels of the basket at any time other than on the call observation dates or on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket, comprised of the basket underliers, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the buffer rate times (ii) the sum of the basket return plus the buffer amount times (iii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date if the closing level of the basket on the corresponding call observation date is greater than or equal to initial basket level. Therefore, the term for your notes may be reduced. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for your notes on a call payment date or the stated maturity date, as applicable, exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights of a holder of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the levels of the basket underliers;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the basket underliers;
•
the dividend rates of the basket underlier stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the basket underliers;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount in cash that you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the threshold settlement amount on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the threshold settlement amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, if the final basket level is less than the buffer level, you will incur a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Additional Risks Related to the Basket Underliers

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Underlier with Basket Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a basket underlier with basket underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the basket underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to basket underlier stocks that are currently included in a basket underlier or that in the future are included in a basket underlier, such basket underlier stocks may be removed from a basket underlier. If government regulatory action results in the removal of basket underlier stocks that have (or historically have had) significant weight in a basket underlier, such removal could have a material and negative effect on the level of such basket underlier and, therefore, your investment in the notes. Similarly, if basket underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from a basket underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such basket underlier stocks from a basket underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences —United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of five basket underliers with the following initial weights within the basket: the EURO STOXX 50® Index (36% weighting), TOPIX (26% weighting), the FTSE® 100 Index (17% weighting), the Swiss Market Index (12% weighting) and the S&P/ASX 200 Index (9% weighting).

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-34 of the accompanying underlier supplement no. 33.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

TOPIX

TOPIX is a free-float-adjusted market capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc. For more details about TOPIX, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — TOPIX” on page S-132 of the accompanying underlier supplement no. 33.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.‑listed blue chip companies traded on the London Stock Exchange. For more details about the FTSE® 100 Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-41 of the accompanying underlier supplement no. 33.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE® 100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Swiss Market Index (SMI®)

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange and represents more than 75% of the free-float market capitalization of the entire Swiss market. For more details about the Swiss Market Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — Swiss Market Index” on page S-128 of the accompanying underlier supplement no. 33.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

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sponsor, endorse, sell or promote the offered notes.
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recommend that any person invest in the offered notes or any other securities.
•
have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.
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have any responsibility or liability for the administration, management or marketing of the offered notes.
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consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•
The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;
•
The accuracy, timeliness, and completeness of the SMI® and its data;
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The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
•
The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

S&P/ASX 200 Index

The S&P/ASX 200 Index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. The S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX, and all securities that have their primary or secondary listing on the ASX are eligible for inclusion. For more details about the S&P/ASX 200 Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — S&P/ASX 200 Index” on page S-95 of the accompanying underlier supplement no. 33.

The “S&P/ASX 200” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and ASX Operations Pty Ltd, and has been licensed for use by GS Finance Corp. (“Licensee”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX 200 is a registered trademark of ASX Operations Pty Ltd. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Licensee. Licensee’s Product(s) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or ASX Operations Pty Ltd. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd make any representation or warranty, express or implied, to the owners of the Licensee’s Product(s) or any member of the public regarding the advisability of investing in securities generally or in Licensee’s Product(s) particularly or the ability of the S&P/ASX 200 to track general market performance. S&P Dow Jones Indices and ASX Operations Pty Ltd only relationship to Licensee with respect to the S&P/ASX 200 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX 200 is determined, composed and calculated by S&P Dow Jones Indices ASX Operations Pty Ltd. without regard to Licensee or the Licensee’s Product(s). S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation to take the needs of Licensee or the owners of Licensee’s Product(s) into consideration in determining, composing or calculating the S&P/ASX 200. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd. are responsible for and have not participated in the determination of the prices, and amount of Licensee’s Product(s) or the timing of the issuance or sale of Licensee’s Product(s) or in the determination or calculation of the equation by which Licensee’s Product(s) is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation or liability in connection with the administration, marketing or trading of Licensee’s Product(s). There is no assurance that investment products based on the S&P/ASX 200 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE LICENSEE’S PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX OPERATIONS PTY LTD. BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers, including because of recent volatility described above. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes, and given the recent volatility described above, you should pay particular attention to recent levels of the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from January 1, 2018 through May 22, 2023. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

5000
4000
3000
2000
1000
0
Closing Level
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

Historical Performance of TOPIX

Closing Level
2000
1500
1000
500
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

Historical Performance of the FTSE® 100 Index

Closing Level
9000
8000
7000
6000
5000
4000
3000
2000
1000
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

Historical Performance of the Swiss Market Index

Closing Level
12500
10000
7500
5000
2500
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

Historical Performance of the S&P/ASX 200 Index

8000
7000
6000
5000
4000
3000
2000
1000
0
Closing Level
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2018 through May 22, 2023 assuming that the basket closing level was 100 on January 1, 2018. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 1, 2018 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Historical Performance of the Basket

Closing Level
120
100
80
60
40
20
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a tax exempt organization;
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a regulated investment company;
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a partnership;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a person that owns a note as a hedge or that is hedged against interest rate risks;
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a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

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a citizen or resident of the United States;
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a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your tax advisor with respect to the tax treatment of the notes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes at maturity or upon redemption and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity or upon redemption with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity or upon redemption to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the basket underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).

We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-56 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We expect to deliver the notes against payment therefor in New York, New York on , 2023. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 33, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 33, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 33, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Autocallable Basket-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC